Exhibit 32

                           Cogenco International, Inc.
                   Certification pursuant to 18 U.S.C. ss.1350

     To my knowledge, the quarterly report on Form 10-QSB for the quarter ended December 31, 2005, containing financial statements for the quarter then ended, fully complies with the requirements of Section 13(a) of the Securities Act of 1934; and the information contained in the Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of Cogenco International, Inc. for the periods presented.

February 13, 2006

/s/ David W. Brenman
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David W. Brenman, Chief Executive Officer and
Chief Financial Officer